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                                                                     Exhibit 3.1

                                  CERTIFICATE
                               OF INCORPORATION
                                      OF
                        SPIEGEL CREDIT CORPORATION III

     FIRST:   The name of the corporation is SPIEGEL CREDIT CORPORATION III.

     SECOND: Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

    THIRD:    The nature of the business and purposes to be conducted or promoted by the corporation is to engage solely in the following activities:

        (a) purchasing, owning, holding, selling, assigning, transferring, pledging and otherwise dealing with (i) installment sales charge accounts and receivables ("Receivables"), (ii) pass-through or asset backed certificates evidencing interests in one or more trusts or pools of Receivables and (iii) related insurance policies, letters of credit, indentures, evidences of indebtedness and agreements including, without limitation, notes, bonds, debentures and other instruments, and agreements with originators or servicers of Receivables;

        (b) acting as settlor, depositor or originator of trusts formed to issue certificates, notes, bonds, debentures and other instruments, and engage in related activities;

        (c) investing and reinvesting in notes, bonds, debentures, investment securities, certificates of deposit and other investments; and

        (d) engaging in any activity and exercising any powers permitted to corporations under the laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

The foregoing provisions of this Paragraph THIRD shall be construed as powers as well as objects and purposes, and the matters expressed in each clause shall, except as otherwise expressly provided, be in no way limited by reference to or reference from the terms of any other clause, but shall be regarded as independent objects, purposes and powers.

     FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is One Thousand (1,000) shares, of which One Thousand (1,000) shares of $1.00 par value shall be common stock.
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     FIFTH:    The name and mailing address of the incorporator are as follows:
     -----
           Name                  Mailing Address
           ----                  ---------------

           Jay A. Lipe           Rooks, Pitts and Poust
                                 Xerox Centre, Suite 1500
                                 55 W. Monroe Street
                                 Chicago, Illinois 60603

     SIXTH:
     -----     The number of directors of the corporation shall be fixed by the
By-laws and may be increased or decreased from time to time in the manner specified therein; provided, however, that the number of directors shall not be less than three. In the event of any increase in the number of directors, the additional directors may be elected as provided in the By-laws. Elections of directors need not be by written ballot. Any director may be removed at any time, either for or without cause, by the affirmative vote of a majority in interest of the stockholders of record of the corporation entitled to vote, given at a special meeting of such stockholders called for the purpose or as otherwise provided by law. The board of directors shall have the power to make, adopt, alter, amend and repeal from time to time the By-laws of the corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-laws made by the board of directors.

     SEVENTH:
     -------   The corporation will conduct its affairs in the following manner:
          (a) The corporation's assets will not be commingled with those of any direct or ultimate parent of the corporation or any affiliate of the corporation;

          (b) The corporation will maintain separate corporate records and books of account from those of any direct or ultimate parent of the corporation or any affiliate of the corporation;

          (c) At least one director of the corporation will not be an officer or employee of the corporation, or a director, officer of employee of any person owning beneficially, directly or indirectly, more than 10% of the outstanding stock of the corporation, or a director, officer or employee of any such owner's parent, subsidiaries or affiliates; and

          (d) The corporation will conduct is business from an office separate for that of any direct or ultimate parent of the corporation or any affiliate of the corporation.

     EIGHTH:
     ------    The corporation will not engage in any business or activity other than in connection with the issuance of certificates, notes, bonds, debentures and other instruments pursuant to a Pooling and Servicing Agreement by and among the corporation, Spiegel, Inc. and/or First Consumers National Bank, and Harris Trust and Savings Bank (the "Pooling and Servicing Agreement"), a Receivables Purchase Agreement made by and among Spiegel Acceptance Corporation, First Consumers National Bank and the corporation (the "Receivables Purchase





















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Agreement"), and any related or incidental agreements, unless the corporation receives written evidence from Moody's Investors Service, Inc. and Standard & Poor's Corporation (or their respective successors) that any such business or activity will not result in reduction or withdrawal of the existing ratings by Moody's Investors Service, Inc. and Standard & Poor's Corporation (or their respective successors) of the certificates, notes, bonds, debentures and other instruments then outstanding.

     The corporation will not create, incur, assume or suffer to exist any indebtedness, whether current or funded, or any other liability except indebtedness incurred pursuant to said Pooling and Servicing Agreement, Receivables Purchase Agreement, and any related or incidental agreements, or incidental and transactional costs relating thereto, unless the corporation receives written evidence from Moody's Investors Service, Inc. and Standard & Poor's Corporation (or their respective successors) that any such indebtedness would not result in reduction or withdrawal of the existing ratings by Moody's Investors Service, Inc. and Standard & Poor's Corporation (or their respective successors) of the certificates, notes, bonds, debentures and other instruments then outstanding.

     NINTH:     The corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by applicable law; provided, however, that
(i) any amendment, alteration, change or repeal to Paragraphs THIRD, SEVENTH, EIGHTH, NINTH or TENTH of this Certificate of Incorporation may be effected only upon the affirmative vote of a majority of the corporation's issued and outstanding common stock and upon receipt by the corporation of a written consent to such amendment, alteration, change or repeal from any person requiring such consent pursuant to an agreement to which the corporation is a party, including, without limitation, any trustee (each a "Trustee") from time to time under any indenture, trust or pooling and servicing agreement (each an "Agreement") entered into between the corporation and any such Trustee, as any such Agreement may from time to time be amended or supplemented and still in effect on the date of such amendment, alteration, change or repeal and (ii) the corporation shall not amend, alter, change or repeal Paragraphs THIRD, SEVENTH, EIGHTH, NINTH, or TENTH of this Certificate of Incorporation without the consent of the holders of not less than 66 2/3% in principal amount of any outstanding certificates, notes, bonds, debentures and other instruments of each series issued pursuant to any such Agreement.

     TENTH:     Except by unanimous consent of the board of directors, the corporation shall not file a voluntary petition in bankruptcy or otherwise seek relief under Title 11 of the United States Code, or any successor statute thereto, or under any similar applicable state law.

     ELEVENTH: (a) No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purposes, if:

                                      -3-
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               (1)  The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

               (2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

               (3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.

          (b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

     TWELFTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

Dated:  September 12, 1994


                                       /s/ Jay A. Lipe
                                       -------------------------------------
                                       Jay A. Lipe, Incorporator

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             CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
                            AND OF REGISTERED AGENT

                        SPIEGEL CREDIT CORPORATION III


It is hereby certified that:

     1. The name of the of the corporation (hereinafter called the "corporation") is

                        SPIEGEL CREDIT CORPORATION III

     2. The registered office of the corporation within the State of Delaware is hereby changed to 1013 Centre Road, City of Wilmington 19805, County of New Castle.

     3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

     4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on November 5, 1997.


                                       By:/s/ Deborah B. Divis
                                          -------------------------------------
                                           Assistant Secretary


                                           Deborah B. Divis

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